SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Under Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2026

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Blvd.

San Diego, California 92123

(Address of Principal Executive Offices)

(858) 836-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.004 par value	RMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01.	Other Events.

On August 31, 2026, ResMed Inc. (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Citibank, N.A. (“Citibank”) to repurchase $450.0 million of the Company’s shares of common stock, par value $0.004 per share (“Common Stock”). The Company is conducting the accelerated share repurchase under a repurchase authorization for an aggregate of 20,000,000 shares of Common Stock approved by its board of directors in February 2014. The Company intends to fund the accelerated share repurchase with the proceeds from the sale of its MatrixCare business and cash on hand. This ASR transaction was contemplated in the guidance we issued for fiscal year 2027 during our Q4 FY26 earnings call on August 6, 2026.

Pursuant to the ASR Agreement, the Company will make a payment of $450.0 million to Citibank on September 3, 2026 and expects to receive on the same day an initial delivery from Citibank of a number of shares of Common Stock equal to 80% of $450.0 million divided by the closing price of the Common Stock on September 2, 2026. The final number of shares of Common Stock to be repurchased by the Company under the ASR Agreement will be based on the average of the daily volume weighted average price of Common Stock during the term of the ASR Agreement, less a discount and subject to potential adjustments pursuant to the terms of the ASR Agreement. At settlement, Citibank may be required to deliver additional shares of Common Stock to the Company, or under certain circumstances, the Company may be required to deliver shares of Common Stock or to make a cash payment, at its election, to Citibank. Final settlement of the transaction under the ASR Agreement is scheduled to occur in December 2026, but may be completed earlier at the election of Citibank in accordance with the terms of the ASR Agreement.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: September 1, 2026	ResMed Inc.
(registrant)

	By:	/s/ Michael J. Rider
	Name:	Michael J. Rider
	Its:	Global General Counsel